Exhibit 99.1
Granite Falls Energy, LLC Producing Renewable Energy for a Cleaner Environment! From the desk of Tracey Olson Check us out on the web at Phone www.granitefallsenergy.com 320-564-3100

Paul Enstad Producing Renewable Energy for a Cleaner Environment!

Robin Spaude

The Annual Meeting of Members for Granite Falls Energy, LLC is Thursday, March 19, 2009. The meeting will take place at the Prairie’s Edge Convention Center, Granite Falls.